Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Aussie Aussie Acquisition Corporation on Form S-1 of our report dated April 28, 2026, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of Aussie Aussie Acquisition Corporation as of April 15, 2026 and for the period from April 9, 2026 (inception) through April 15, 2026, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Felix CPAs LLC

Branchburg, New Jersey

April 28, 2026